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                                                                       EXHIBIT 2



Friday March 1, 8:04 am Eastern Time
Press Release


Global-Tech Appliances Acquires Breakthrough Technology for Developing Stirling Engines

HONG KONG--(BUSINESS WIRE)--March 1, 2002--Global-Tech Appliances Inc. (NYSE:
GAI - news) announced today that it has acquired a revolutionary technology that may be used to develop and manufacture Stirling engines, also known as heat engines, which the Company believes will be more efficient and cost effective than certain types of small electric or gasoline engines.

A heat engine is a quiet, light-weight, low-pollutant, fuel-efficient and low-cost external combustion engine that can utilize multiple types of fuel, such as natural gas, propane, alcohol, hydrogen, gasoline, diesel, bio-diesel or heat from the sun, to convert heat into mechanical power. More uniquely, when mechanical power is supplied to the heat engine, it could become a cooling device without the use of a compressor and chlorofluorocarbons (CFCs).

While the Stirling engine was invented prior to James Watt's steam engine in Scotland during the nineteenth century and has since then evolved into different types of heat engines, certain technical barriers and manufacturing issues have prevented the heat engine from being commercially exploited. The new technology, when successfully developed, should allow the heat engine to be mass-produced with die cast and stamped metal components, making it cost competitive to manufacture and market.

John C.K. Sham, President and Chief Executive Officer, said: "We are excited about the market potential for this new heat engine as we believe that it can be a viable alternative for replacing certain engines and heating or cooling devices, which are being used in a broad range of products or applications, such as lawn mowers, chain saws, electrical generators, heat pumps, air conditioners and refrigeration systems."

Mr. Sham concluded, "The acquisition of this new technology further supports our strategy of transforming the Company into a manufacturer of technology-oriented products. We plan to establish a dedicated team of engineers, which may include consultants, to accelerate and facilitate the development of this advanced heat engine, which we expect will further enhance shareholder value."

Global-Tech is an original designer, manufacturer, and marketer of a wide range of small household appliances in four primary product categories: kitchen appliances; garment care products; travel products and accessories; and floor care products. The Company's products are marketed by its customers under brand names such as Black & Decker(R), DeLonghi(R), Dirt Devil(R), Hamilton Beach(R), Krups(R), Morphy Richards(R), Moulinex(R), Mr. Coffee(R), Proctor-Silex(R), Sunbeam(R), and West Bend(R).

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of

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competitive products and pricing, the financial condition of the Company's customers, product demand and market acceptance, the success of new product development, reliance on key strategic alliances, availability and cost of raw materials, the timely and proper execution of certain business plans, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its most recent Report on Form 20-F.

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Contact:

     Global-Tech USA, Inc., New York
     Brian Yuen, 212/683-3320
     Web Page:  http://www.businesswire.com/cnn/gai.shtml
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